Exhibit 99.1
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              IMMEDIATE  (January 15, 1998)

              Thomas E. Carroll
              President and Chief Executive Officer
              MEDIQ Incorporated
              (609)  662-3200


              BRUCKMANN, ROSSER, SHERRILL & CO., INC.
                TO ACQUIRE MEDIQ INCORPORATED


     PENNSAUKEN, N.J./NEW YORK, N.Y. -- MEDIQ Incorporated (MED:AMEX) ("MEDIQ") and an affiliate of Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") have entered into a definitive merger agreement under which BRS has agreed to acquire MEDIQ for consideration of $14.50 per share, consisting of $13.75 cash and 0.075 shares of Series A Preferred Stock, which has a liquidation preference of $10.00 per share, of the resulting corporation, which will retain the MEDIQ name and continue to operate from its headquarters in Pennsauken, New Jersey. Including the assumption of debt, the total purchase price will be approximately $526 million. Members of the Rotko family, descendants of the founder of MEDIQ, and members of MEDIQ's senior management will retain an equity interest in the resulting corporation. The Rotko family, which has a majority of the voting power of the Company's securities, has agreed to vote all of its shares in favor of the Merger and has granted an option on its shares to BRS for $14.50 cash per share.

     Senior management of MEDIQ, led by Thomas E. Carroll, President and Chief Executive Officer of MEDIQ, will remain in place after the Merger. Commenting on the Merger, Mr. Carroll said: "After careful consideration of proposals from a number of suitors over the past two months, the Board of Directors of MEDIQ has reached an agreement that it believes is in the best interests of MEDIQ's shareholders, employees and customers. Management is excited about the Merger and believes that the capital resources of the BRS organization brought to bear as a result of this transaction will only strengthen MEDIQ's leadership position in our industry."

     The transaction is intended to be treated as a recapitalization for financial reporting purposes. The Board of Directors and a Special Committee of MEDIQ have unanimously approved the merger agreement. The Merger, which requires MEDIQ shareholder approval, Hart-Scott-Rodino review and is subject to funding of committed




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financing, is expected to close in the spring. Salomon Smith Barney represents
MEDIQ in this transaction. BRS has received financing commitments for the transaction from Credit Suisse First Boston, NationsBank and Banque Nationale de Paris, which commitments are subject to customary conditions.

     MEDIQ, through its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc., operates the largest movable critical care and life support medical equipment rental business in the United States, renting a wide variety of movable medical equipment for use by acute care hospitals, alternative care facilities, nursing homes and home health care companies.

     BRS is a private investment firm based in New York and focuses on investing in growth companies. Recent investments by BRS include Jitney-Jungle Stores of America, California Pizza Kitchen and Anvil Knitwear.

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     Some of the information presented in this press release constitutes forward looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. For additional information concerning important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.